Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-64171 and 333-181110 on Form S-3 and Registration Statements Nos. 333-65807, 333-102044, 333-125067, 333-161398, and 333-181111 on Form S-8 of our reports dated February 25, 2013 relating to the financial statements of UMB Financial Corporation and subsidiaries and the effectiveness of UMB Financial Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

February 25, 2013